Exhibit 99.1

Contact: Dawn Schottlandt Sr. Director, Investor Relations/ Corp. Communications (781) 994-0300 www.arqule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. ET

Burlington, MA, November 4, 2015 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the third quarter of 2015.

For the quarter ended September 30, 2015, the Company reported a net loss of $2,354,000 or $0.04 per share, compared to a net loss of $6,399,000 or $0.10 per share, for the third quarter of 2014. For the nine-month period ended September 30, 2015, the Company reported a net loss of $10,922,000 or $0.17 per share, compared to a net loss of $19,879,000 or $0.32 per share for the nine-month period ended September 30, 2014.

At September 30, 2015, the Company had a total of $43,759,000 in cash, equivalents and marketable securities.

Key Highlights

•	Tivantinib phase 2 data in hepatocellular carcinoma presented at International Liver Cancer Association (ILCA) Conference supports tumor MET status as a prognostic and predictive biomarker: The biomarker-driven phase 3 trial for tivantinib, METIV-HCC, in second line hepatocellular carcinoma (HCC) is expected to complete patient accrual by year end. The METIV-HCC trial is randomized 2:1 against best supportive care and will enroll approximately 300 MET-high patients with the primary end-point of overall survival.

•	Exercise of co-commercialization option for tivantinib in the U.S.: The Company exercised its co-commercialization option under its collaboration agreement with partner, Daiichi Sankyo; if the METIV-HCC trial is approved by regulatory authorities, the first commercial indication for tivantinib would be second-line HCC.

•	ESMO presentation and PLOS ONE publication support AKT1 and PI3K mutations as targets for ARQ 092 and ARQ 751 - fifth partial response (PR) observed in phase 1b trial: A phase 1b trial of ARQ 092 as a single agent is on-going in lymphoma, endometrial and other cancers harboring the AKT1 or P13K mutations. Five PRs have now been observed in 27 patients who have been dosed in the trial thus far.

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•	Phase 1 trial for Proteus syndrome with ARQ 092 is open for enrollment: Our collaborator, the National Institutes of Health (NIH), has completed pre-trial preparations and recently opened the site for enrollment.

•	Phase 2 trial for ARQ 087 in intrahepatic cholangiocarcinoma (iCCA) continues to enroll: Five sites are now open and enrolling in the U.S. for iCCA patients with the FGFR translocation. Additional sites in Italy are expected to be enrolling shortly. ARQ 087 is a small molecule, multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family. The FGFR2 gene fusion is a pre-defined biomarker being used to enroll patients in the trial.

•	Updated 2015 financial guidance reflects disciplined cost controls resulting in higher expected 2015 year-end cash balance: ArQule now expects net use of cash to be between $22 and $24 million for 2015. The company expects to end 2015 with between $37 and $39 million in cash, equivalents and marketable securities, an increase from the previous guidance of $32 to $35 million.

“The last few months have been very productive for ArQule from both an operational and pipeline development standpoint,” said Paolo Pucci, Chief Executive Officer of ArQule. “As we are approaching the completion of recruitment for the METIV-HCC trial we have exercised our co-commercialization option with Daiichi Sankyo in the U.S. for tivantinib. We are also making progress with ArQule’s proprietary pipeline which continues to show promising results in multiple biomarker-driven trials.”

“We continue to show excellent progress in our AKT program with the achievement of the fifth PR in the phase 1b expansion cohort,” said Dr. Brian Schwartz, M.D., Head of Research and Development and Chief Medical Officer at ArQule. “These data validate the preclinical hypothesis underlying the recently published PLOS ONE manuscript. We will be presenting additional data on ARQ 092 and ARQ 751, as well as tivantinib and ARQ 087, at the AACR-NCI-EORTC conference, triple meeting, in Boston this weekend. We are also looking forward to our collaborator, the NIH, dosing the first patient with ARQ 092 in Proteus syndrome.”

“In summary, we had a very strong quarter,” said Mr. Pucci. “In addition to progress across our clinical pipeline we also announced revised 2015 financial guidance to reflect a higher cash balance expected at year-end.”

Revenues and Expenses

The Company reported research and development revenue of $2,653,000 for the quarter ended September 30, 2015, compared with $2,662,000 for the quarter ended September 30, 2014. For the nine-month period ended September 30, 2015, research and development revenue for the company was $8,442,000, compared with $8,239,000 for the nine-month period ended September 30, 2014.

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Research and development revenue in the three and nine months ended September 30, 2015 is comprised of revenue from the Daiichi Sankyo tivantinib development agreement and the Kyowa Hakko Kirin exclusive license agreement for tivantinib. The revenue increase in the nine month period is due to higher revenue from our Daiichi Sankyo tivantinib program.

Total costs and expenses for the quarter ended September 30, 2015 were $5,019,000 compared to $9,110,000 for the third quarter of 2014. For the nine-month period ended September 30, 2015, total costs and expenses were $19,722,000 compared with $28,398,000 for the nine-month period ended September 30, 2014.

Research and development costs for the three and nine months ended September 30, 2015 were $3,180,000 and $11,920,000 respectively, compared with $5,014,000 and $17,981,000 for three and nine-month periods of 2014.

Research and development expense in the quarter ended September 30, 2015 decreased by $1.8 million primarily due to lower labor related costs of $0.5 million from reduced headcount, outsourced clinical and product development costs of $0.6 million, facility costs of $0.6 million and lab expenses of $0.1 million.

Research and development expense in the nine months ended September 30, 2015 decreased by $6.1 million primarily due to lower labor related costs of $2.2 million from reduced headcount, outsourced clinical and product development costs of $1.7 million, facility costs of $1.4 million and lab expenses of $0.7 million.

General and administrative expense for three and nine-month periods ended September 30, 2015 were $1,839,000 and $7,802,000 respectively, compared to $2,997,000 and $9,318,000 for the three and nine-month periods of 2014.

General and administrative expense decreased by $1.2 million in the quarter ended September 30, 2015 principally due to lower facility costs of $0.9 million and labor related costs from reduced headcount of $0.2 million.

General and administrative expense decreased by $1.5 million in the nine months ended September 30, 2015 principally due to lower facility costs of $0.7 million and labor related costs of $0.6 million from reduced headcount.

Restructuring and other costs for the three and nine months ended September 30, 2014 were $1.1 million. There were no restructuring expenses incurred in the three or nine-month periods ended September 30, 2015.

Updated 2015 Guidance

For 2015, ArQule expects net use of cash to range between $22 and $24 million. Revenues are expected to range between $10 and $11 million. Net loss is expected to range between $13 and $15 million, and net loss per share is expected to range between $(0.21) and $(0.24). ArQule expects to end 2015 with between $37 and $39 million in cash, equivalents and marketable securities.

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Conference Call and Webcast

ArQule will hold its third quarter financial results call today, November 4, 2015 at 9:00 a.m. ET. The live webcast can be accessed in the “Investors and Media” section of our website, www.arqule.com, under “Events”. You may also listen to the call by dialing (877) 868-1831 within the U.S. or (914) 495-8595 outside the U.S. A replay will be available two hours after the completion of the call and can be accessed in the “Investor and Media” section of our website, www.arqule.com, under “Events”.

About ArQule

ArQule is a biopharmaceutical company engaged in the research and development of targeted therapeutics to treat cancers and rare diseases.  Our mission is to discover, develop and commercialize novel small molecule drugs in areas of high unmet need that will dramatically extend and improve the lives of our patients.  Our prioritized clinical-stage pipeline consists of four drug candidates, all of which are in targeted, biomarker-defined patient populations, making ArQule an early leader in precision medicine. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family; and ARQ 761, a Beta lapachone analog being evaluated as a promoter of NQ01-mediated programmed cancer cell necrosis. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

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This press release contains forward-looking statements regarding the Company’s clinical trials and planned clinical trials with tivantinib (ARQ 197), ARQ 092, ARQ 087,ARQ 761, and ARQ 751, as well as its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092, ARQ 087,ARQ 761, and ARQ 751 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, including with the National Institutes of Health (NIH), during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners and collaborators, including the NIH, to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc., our development partner for tivantinib, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. There is a risk that these issues may not be successfully resolved. In addition, we and our partners are utilizing a companion diagnostic to identify MET-high patients in the METIV-HCC and JET-HCC trials, and we expect to utilize diagnostic tools in our biomarker-guided clinical trials with ARQ 087, ARQ 092, and ARQ 751; we may encounter difficulties in developing and obtaining approval for companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility, or clinical validation. Any delay or failure by our collaborators or ourselves to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to continue to develop them. In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Research and development revenue	$2,653	$2,662	$8,442	$8,239

Costs and expenses:
Research and development	3,180	5,014	11,920	17,981
General and administrative	1,839	2,997	7,802	9,318
Restructuring and other costs	—	1,099	—	1,099
Total costs and expenses	5,019	9,110	19,722	28,398

Loss from operations	(2,366)	(6,448)	(11,280)	(20,159)

Interest income	17	62	81	233
Interest expense	—	(11)	—	(28)
Other income (expense)	(5)	(2)	277	75

Net loss	(2,354)	(6,399)	(10,922)	(19,879)

Unrealized gain (loss) on marketable securities	8	(21)	11	(42)
Comprehensive loss	$(2,346)	$(6,420)	$(10,911)	$(19,921)

Basic and diluted net loss per share:
Net loss per share	$(0.04)	$(0.10)	$(0.17)	$(0.32)

Weighted average basic and diluted common shares outstanding	62,827	62,652	62,753	62,621

Balance sheet data, unaudited (in thousands):	September 30, 2015	December 31, 2014

Cash, equivalents and marketable securities- short term	$43,759	$59,208
Marketable securities- long term	—	2,058
	$43,759	$61,266

Total assets	$44,501	$63,394
Stockholders’ equity	$31,437	$40,545

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